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                                  EXHIBIT 2(a)

               ASSIGNMENT OF LICENSE AND ASSET PURCHASE AGREEMENT
                    DATED AS OF JUNE 19, 1996 BY AND BETWEEN
        FERRARA FOOD COMPANY, INC. AND COLAVITA PASTA & OLIVE OIL CORP.


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               ASSIGNMENT OF LICENSE AND ASSET PURCHASE AGREEMENT

         AGREEMENT made as of this 19th day of June, 1996, by and between FERRARA FOOD COMPANY, INC., a Delaware corporation having its principal place of business at 120 Tices Lane, East Brunswick, New Jersey 08816 (herein "Ferrara") and COLAVITA PASTA & OLIVE OIL CORP., a New Jersey corporation having its principal place of business at 2537 Brunswick Avenue, Linden, New Jersey 07036 (herein the "Purchaser").
                                   WITNESSETH:

         WHEREAS, pursuant to a License and Asset Purchase Agreement dated July 1, 1991 by and between Ferrara and Ferrara Food and Confections, Inc. ("FF&C"), Ferrara was granted an exclusive license (the "License") to use the trademarks, service marks, tradename and logos in connection with the importing and wholesale sale and distribution of certain specialty food products in the continental United States (the "Wholesale Grocery Business"); and

         WHEREAS, pursuant to the License, Ferrara is engaged in the Wholesale Grocery Business; and

         WHEREAS, Ferrara desires to assign all of its right, title and interest in the License to Purchaser and the Purchaser desires to acquire the License and certain inventory of Ferrara (the "Inventory"), upon the terms and conditions herein set forth;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

         1. Transfer of Assets.

                  (a) On the terms and subject to the conditions herein set forth, at the Closing (as hereinafter defined), Ferrara hereby sells, conveys and assigns to Purchaser, free and clear of all liens, claims, encumbrances and title defects of any kind, the following:

                  (1) All of its right, title and interest in and to the License.

                  (2) The Inventory and supplies, including saleable unfinished goods as more fully set forth in Section 3(a) hereof and as set forth on Schedule A hereto.

                  (3) Ferrara shall transfer and deliver to Purchaser records relating to the operations of the Wholesale Grocery Business required for the continued operation of the Wholesale Grocery Business, including, but not limited to, customer lists, supplier lists and computer presentations.




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                  (4) Ferrara  shall assign to  Purchaser  and  Purchaser  shall assume all of Ferrara's right, title and interest in any liabilities thereunder to all purchase and sales orders and contracts of the Wholesale Grocery Business made in the regular course of said business to which Ferrara is a party (herein the "orders"), all of which shall be listed on Schedule B hereto, except as to orders or contracts having a value of less than $500.

                  (5) Certain office and industrial equipment as set forth on Schedule C.

                  (6)  All  prepaid  shelving  allowances,  slotting   fees  and
supermarket buy-ins.

                  (b) Anything herein to the contrary notwithstanding, Ferrara shall not transfer, convey or assign and the Purchaser shall not purchase any of the following which shall be retained by Ferrara:

                           (i) any rights to Ferrara's Europa Food Division and/or its products and any inventory thereof;

                           (ii) any of Ferrara's cash or cash equivalents;

                           (iii) any of Ferrara's accounts or notes receivable;

                           (iv) any of Ferrara's claims for tax refunds;

                           (v) any of Ferrara's accounts payables;

                           (vi) all other assets of Ferrara not expressly transferred pursuant to the terms of this Agreement.

                  (c) Simultaneously with this Agreement, Ferrara and its subsidiary La Torinese USA, Inc. ("La Torinese") shall enter into Supply Agreements with the Purchaser in the form of Exhibit A and Exhibit B hereto.

                  (d) Except as under the terms of the License, the Purchaser is not assuming, nor shall it be responsible for, any liabilities or obligations of Ferrara, whether direct or indirect, present or deferred, absolute, accrued, contingent or otherwise, of any kind or nature (except for the orders and other obligations expressly assumed pursuant to the terms of this Agreement)
including, without limitation, taxes or duties of any kind (except when affecting the cost of the Inventory sold and transferred hereunder), accounts payable, royalties or product liability claims. Without limiting the generality of the foregoing, Ferrara shall remain liable for returns or any claims of any kind or description based upon the sale by Ferrara of any merchandise prior

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to the Closing Date or any warranty,  express or implied,  with respect thereto.
Ferrara shall promptly settle any such claims for returns on commercially reasonable terms and otherwise defend or settle any such other claims. Merchandise returned to Purchaser in good, saleable condition shall be held for disposition at the direction of Ferrara.

                  (e) The Purchaser hereby waives compliance by Ferrara with the provisions of the Bulk Sales Law or any similar law, if applicable, to the transactions contemplated herein and, in this connection Ferrara shall indemnify and hold Purchaser harmless from and against any claim, demand, damage, loss or expense, including reasonable attorney's fees and costs, arising from any claim or demand of any creditor or purported creditor of Ferrara. Ferrara shall pay or discharge all trade payables or other indebtedness of Ferrara relating to the transaction as promptly as practicable after the Closing.

         2. Assumption of License.

         Purchaser shall, from and after the date of this agreement, assume, pay and perform all obligations, duties and liabilities under the License.

         3. Purchase Price.

                  (a) On the terms and subject to the conditions herein set forth, Purchaser agrees to purchase the License and Inventory described in Paragraph 1 hereof and in full consideration thereof Purchaser agrees to pay Ferrara the sum of $1,440,735.74 which shall be allocated as follows: (i) $250,000 for the Purchase of the License and (ii) $1,170,100 for the purchase of the Inventory and certain equipment; payment shall be made as follows: (x) $450,000 upon the signing of this Agreement (the "First Payment") and (y) $970,100 sixty (60) days from the date hereof (the "Second Payment"). In addition to (i) and (ii) in this Section 3(a), Purchaser agrees to purchase at Ferrara's cost, all saleable unfinished goods required to package products currently being sold by Ferrara, including artwork and films owned by Ferrara, payment for which shall be made in the Second Payment. In addition, all prepaid merchandise shall be paid for by Purchaser upon receipt of said merchandise by Purchaser. All such payments shall be made by certified or official bank check.

                  (b) Anything to the contrary in Section 3(a) hereof notwithstanding, Purchaser shall deduct $40,000 from the First Payment and $188,500 from the Second Payment and remit said amounts by certified or official bank check to Rubin Baum Levin Constant & Friedman, as attorneys for Banca del Gottardo, 30 Rockefeller Plaza, New York, New York 10112.



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                  (c)   Anything  to  the   contrary  in  Section   3(a)  hereof
notwithstanding, Purchaser shall deduct $210,000 from the First Payment and $54,203.92 from the Second Payment which amounts represent accounts payable due FF&C and $121,332.32 from the Second Payment which amount represents license Fees due FF&C from April 1, 1996 through and including June 19, 1996 and remit said amounts to FF&C by certified or official bank check 195 Grand Street, New York, New York 10013.

         4. Collection of Ferrara's Receivables.

         All Ferrara's receivables due from customers for the Wholesale Grocery Business for merchandise actually shipped by Ferrara, or for its account prior to the close of business on the date preceding the Closing Date (hereinafter referred to as the "Ferrara's Receivables") shall be and remain the property of Ferrara, and Purchaser is acquiring no interest, nor liability in connection with unpaid or partially paid invoices of Ferrara's Receivables.

         Ferrara and Purchaser agree as an integral non-severable portion of this Agreement that from and after the Closing Date, Purchaser shall continue for a period of three (3) years following the Closing Date (hereinafter referred to as the "Collection Period") to receive payments towards Ferrara's Receivables for the account and sole benefit of Ferrara, remitting said payments to Ferrara (or to such entity as Ferrara shall designate) daily. Purchaser also agrees to assist Ferrara in procuring payment of the Ferrara's Receivables by: (i) refusing to ship Ferrara merchandise to a customer who has failed to pay an account which was less than sixty (60) days past due as of the Closing Date, unless said customer has submitted a written claim or dispute to Purchaser with respect to that account, and (ii) with respect to accounts which were over sixty
(60) days past due as of the Closing Date or accounts as to which the customer has submitted a claim, providing Ferrara access to any original books of account, sales documentation, or computer runs which may assist Ferrara in collecting said account or resolving any claims or disputes. Purchaser shall not be obligated to commence suit or take steps other than as provided herein for the collection of Ferrara's Receivables.

         The foregoing provision is for the benefit of Ferrara only. Accordingly, Ferrara may at any time direct Purchaser to cease collection of Ferrara's Receivables, or any portion thereof. Upon the earlier to occur of the last day of the Collection Period, or Ferrara's direction to Purchaser to cease collection (which may be made as to any or all of the Ferrara's Receivables), the affected Ferrara's Receivables and all amounts held by Purchaser with respect thereto, and any and all related records, including without limitation, original books of account and computer runs, shall be immediately made available for delivery to Ferrara. The obligation

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of the Purchaser to remit amounts  received from any Listed Customer who has not made any claim against Ferrara shall continue, notwithstanding such termination throughout the complete period provided for in this Section.

         5. Closing.

         The consummation of the transactions contemplated by this Agreement shall take place at a closing (the "Closing") at the offices of Loselle Greenawalt Kaplan Blair & Adler, 140 East 45th Street, New York, New York 10017 at 5:00 p.m., Eastern Time on June 19, 1996 or such other time and place as the parties may agree.

         6. Representations and Warranties of Ferrara. Ferrara represents and warrants to Purchaser as follows:

                  (a) Organization and Standing. Ferrara is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Ferrara has full power and authority to own its property and to carry on its business as now being conducted. Subject to the approval of FF&C as set forth in the License Agreement, Ferrara has full power and authority to execute and perform this Agreement.

                  (b) Authorization. The execution and delivery of this Agreement by Ferrara, the assignment and transfer of the License and Inventory by Ferrara to Purchaser, the execution and delivery of all agreements and documents pursuant hereto and thereto, and the performance by Ferrara of its obligations and undertakings hereunder and thereunder have been duly authorized and approved by the Board of Directors of Ferrara, which approval constitutes all necessary corporate action on the part of Ferrara to validly authorize the execution and consummation of this Agreement, and each other agreement and document provided herein. This Agreement is a valid and binding obligation of Ferrara, enforceable in accordance with its terms. Subject to the approval of FF&C, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or conflict with or result in any breach under any provision of any agreement or instrument to which Ferrara is a party or is otherwise bound, or any order, license, permit, decree, writ, injunction or judgment of any court or governmental agency having jurisdiction over Ferrara, the Wholesale Grocery Business, any of the Assets, the License or any applicable laws or regulations. No consent or approval of any governmental authority is required in connection with the execution and delivery of this Agreement by Ferrara or its compliance with the provisions hereof or thereof.

                  (c)   Brokerage.   This   Agreement   and   the   transactions
contemplated herein were not brought about by and no brokerage commission or finder's fee is or will be due to any person or firm.


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                  (d)  Insurance.  Ferrara  agrees to  maintain a  comprehensive liability insurance policy, including product liability coverage, with minimum limits of $2,000,000 for bodily injury, including death, for three years from the date of Closing. Ferrara further agrees to name Colavita Pasta & Olive Oil Corp. as an additional insured under said insurance, and shall provide Purchaser, within thirty days of Closing, and within thirty days of the first and second anniversaries of the Closing, with a Certificate of Insurance evidencing Ferrara's compliance with this section.

         7.   Representations   and  Warranties  of  Purchaser.   The  Purchaser
represents and warrants to Ferrara as follows:

                  (a) Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Purchaser has full power and authority to own its property and to carry on its business as now being conducted. Purchaser has full power and authority to execute and perform this Agreement.

                  (b) Authorization. The execution and delivery of this Agreement by Purchaser as well as the execution and delivery of all agreements and documents pursuant hereto and thereto, and the performance by Purchaser of its obligations and undertakings hereunder and thereunder have been duly authorized and approved by the Board of Directors of Purchaser, which approval constitutes all necessary corporate action on the part of Purchaser to validly authorize the execution and consummation of this Agreement, and such other agreements and documents. This Agreement is a valid and binding obligation of Purchaser, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or conflict with or result in any breach under any provision of any agreement or instrument to which Purchaser is a party or is otherwise bound, or any order, license, permit decree, writ, injunction or judgment of any court or governmental agency having jurisdiction over the Purchaser or any of the Assets or Proprietary Rights or any applicable laws or regulations. No consent or approval of any governmental authority is required in connection with the execution and delivery of this Agreement by Purchaser or its compliance with the provisions hereof or thereof.

                  (c)   Brokerage.   This   Agreement   and   the   transactions
contemplated herein were not brought about by and no brokerage commission or finder's fee is or will be due to any person or firm.


         8. Conditions Precedent to Obligations of Purchaser. The performance of the obligations of Purchaser under this Agreement is subject to the receipt of an opinion of Ferrara's counsel dated as of the Closing, in form and substance reasonably satisfactory to

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counsel for Purchaser, to the effect that:

                  (i) Ferrara is a corporation validly existing and in good standing under the laws of the State of Delaware. Ferrara has full corporate power and authority to execute and perform this Agreement.

                  (ii) The execution, delivery and performance of this Agreement on behalf of Ferrara have been authorized by all necessary corporate action, and this Agreement has been duly executed and delivered by Ferrara, and constitutes a legal and binding obligation of Ferrara, enforceable in accordance with its terms;

                  (iii) The consummation of the transaction contemplated herein does not violate or result in the breach of the Articles of Incorporation or By-Laws of Ferrara, nor, subject to the consent of FF&C, does it result in the breach of any material contract, agreement, lease or commitment of Ferrara nor does it create a charge upon any of the assets to be transferred.

                  (iv) The sale of Ferrara's inventories does not substantially affect the purpose and corporate existence of Ferrara, and does not require shareholder approval.

                  (v) The transfer of Ferrara's rights pursuant to the Assignment of License and Inventory Purchase Agreement does not destroy the purpose and the corporate existence of Ferrara and the assignment of Ferrara's distribution rights is not subject to shareholder approval.

                  (vi) At Closing, Seller will transfer, convey and assign, and Purchaser will receive, good and marketable title to the License and the Assets (previously defined to include the inventory and miscellaneous equipment), which will be free and clear of all liens, mortgages, claims, encumbrances, charges, agreements or other imperfections of title whatsoever.

         9. Consent of FF&C. Anything to the contrary herein notwithstanding, this Agreement and the assignment of the License contemplated hereby is subject to the approval of FF&C.

         10. Expenses. Each of the parties hereto shall bear all expenses incurred by it in connection with this Agreement and the consummation of the transactions contemplated hereby and in preparation hereof, whether or not such transactions are consummated.

         11. Severability. In the event that any provision, or any portion of any provision, of this Agreement shall be held to be void or unenforceable, the remaining provisions found void or unenforceable in part only, shall continue in full force and

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effect.

         12. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to its subject matter and supersedes all prior agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver or a waiver of any future or past breach or violation of any such provision or of any other provision. No waiver shall be binding unless executed in writing by the party making the waiver.

         13. Controlling Law. The validity and interpretation of this Agreement, all schedules hereto and all documents delivered hereunder shall be governed by and construed in accordance with the internal laws of the State of New Jersey.

         14. Notices. Any notice required or permitted to be given hereunder, shall be deemed to have been given when personally delivered, 24 hours after delivery to an overnight courier service or 72 hours after deposit in the United States mails, registered or certified mail, postage prepaid, addressed to the following parties:

                  (a) If to Ferrara:
                         Ferrara Food Company, Inc.
                         120 Tices Lane
                         East Brunswick, New Jersey 08816

                         Attention: Eugene Marfuggi, President

                         with a copy to:

                         Gerald A. Adler, Esq.
                         Loselle Greenawalt Kaplan
                              Blair & Adler
                         140 East 45th Street
                         New York, New York 10017


                    (b) If to Purchaser:

                          Colavita Pasta & Olive Oil Corp.
                          2537 Brunswick Avenue
                          Linden, NJ 07306

                          Attention: John J. Profaci, President




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                          with a copy to:

                          Joseph R. Profaci, Esq.
                          2537 Brunswick Avenue
                          Linden, NJ 07306

                          Richard Parrino, Esq.
                          Shaw, Pittman, Potts & Trowbridge
                          2300 N Street, N.W.
                          Washington, D.C. 20037

or to such other address as the parties may from time to time designate by notice to the other.

         15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                          FERRARA FOOD COMPANY, INC.


                                          By:
                                              -----------------------------
                                               Eugene Marfuggi, President

                                          COLAVITA PASTA & OLIVE OIL CORP.


                                          By:
                                               ----------------------------
                                                John J. Profaci
                                                President





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